Exhibit 99


[LOGO]
SEMCO Energy
405 Water Street, Port Huron, MI 48060



NEWS
RELEASE



FOR  IMMEDIATE  RELEASE

CONTACT:  FRANCIS  R.  LIEDER
Phone:  810-987-2200  ext.  4186
FAX:  810-989-4098
E-mail:  francis.lieder@semcoenergy.com
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             MARCUS JACKSON NAMED PRESIDENT AND CEO OF SEMCO ENERGY

     PORT  HURON,  MI,  April  25,  2001  - Under a plan designed to provide the
Company with skilled leadership well into the future, William L. Johnson, Chairman, President and Chief Executive Officer of SEMCO ENERGY (NYSE:SEN), today announced the election of Marcus Jackson, a current member of the Board of Directors as President and Chief Executive Officer of the Company. After holding a number of senior management positions, in May 2000, Jackson, who is 49, became the Executive Vice President of Kansas City Power & Light Company. The firm is a leading provider of energy and related products and services in Kansas City, MO. He also is the President of Great Plains Power.

     Johnson remains as Chairman of the SEMCO ENERGY Board until a date to be announced in 2002, after which he will retire. During the transition, Johnson will focus primarily on the continuing growth of NATCOMM, SEMCO's engineering and construction business.

     "This change is the natural result of ongoing leadership succession planning, Johnson said. It's the product of very methodical work that we've conducted for some time. We were fortunate to have Marc join our Board in 1999. He is an outstanding and proven leader and I am delighted that he has agreed to join us as President and Chief Executive Officer."

     Slated to begin his new assignment at SEMCO on June 1, Jackson said, "The changing energy environment presents many opportunities for personal as well as industry leadership. I have supported the approaches taken by SEMCO ENERGY to increase long-term shareholder value and look forward to working with the excellent team the Company has in place."

     Of his own tenure at SEMCO ENERGY, which began in 1996, Johnson said, "Upon my retirement, I will have spent more than six years as the leader of a publicly held company and that's a good, long time by today's standards. I am pleased with the work done to reinvent the company and position SEMCO ENERGY for a bright future. Marc Jackson already is a member of the team and has 23 years' experience in the utility industry that includes expertise in engineering, operations, finance, mergers and acquisitions and organization development. He has helped refine our Strategic Plan and I have every confidence he will provide the leadership necessary to enhance shareholder value in the coming years."

     SEMCO ENERGY, Inc. is a diversified energy and infrastructure company that distributes natural gas to more than 350,000 Customers in Michigan and Alaska. It also owns and operates businesses involved in natural gas engineering and quality assurance services, pipeline construction services, propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

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